Item 7
 BlackRock (Netherlands) B.V.
 BlackRock Advisors, LLC
 BlackRock Asset Management Canada Limited
 BlackRock Asset Management Ireland Limited
 BlackRock Asset Management Schweiz AG
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors*
 BlackRock Fund Managers Ltd
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.